Exhibit 4.2

Execution Version

FIFTH AMENDED AND RESTATED VOTING AGREEMENT

This Fifth Amended and Restated Voting Agreement (“Agreement”) is made and entered into as of August 17, 2011, by and among Entellus Medical, Inc., a Delaware corporation (the “Company”), and such other persons and entities owning capital stock of the Company who are signatories, or may subsequently become signatories, to this Agreement, including those who became signatories to this Agreement by virtue of their execution of the Global Adoption Agreement, dated May 27, 2008 and subsequent Adoption Agreements, and whose names and addresses are listed in Schedule 1, as the same may be amended from time to time (collectively, the “Investors”). The Company and the Investors are referred to as “Parties” hereunder.

In consideration of the foregoing recitals and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. VOTING AGREEMENT.

1.1. General. Each of the Investors hereby agrees, on behalf of itself and any of its heirs, beneficiaries, successors or assigns, to vote all shares of the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred (collectively with the Series A-1 Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the “Preferred Stock”), common stock (“Common Stock”) or other capital stock of the Company now owned or hereafter acquired of record or beneficially by such Investor (collectively, the “Shares”) and to take such other actions as are reasonably necessary to ensure that:

1.1.1. for so long as any shares of Preferred Stock originally issued under the Preferred Stock Purchase Agreements (such term being used herein as it is defined in that certain Fifth Amended and Restated Investors Rights Agreement, dated as of the date hereof, by and among the Company and the investors named therein) remain outstanding (appropriately adjusted to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the date hereof), the Company shall not, without the affirmative vote of at least a majority in interest of the then outstanding Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, increase or decrease the number of directors constituting the Company’s board of directors (the “Board”) to a number other than five or otherwise alter the Board seat allocation set forth below in SECTION 1.1.2;

1.1.2. with respect to any election or maintenance of the members of the Board and pursuant to and subject to the provisions of the Company’s certificate of incorporation, as may be amended from time to time (the “Certificate of Incorporation”), for so long as at least 20% of the shares of Preferred Stock issued under the Preferred Stock Purchase Agreements remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the date hereof):

a. the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis, shall have the right to elect three (3) members of the Board (the “Preferred Directors”), one of whom shall be designated by Split Rock Partners, LP (“Split Rock”), who shall initially be Joshua Baltzell; one of whom shall be designated by International Life Sciences Fund III (LP1), L.P. (“Life Sciences”), who shall initially be David Milne; and one of whom shall be designated by Essex Woodlands Health Ventures Fund VIII, L.P. or one of its affiliates that owns Shares (“Essex”), who shall initially be Guido Neels;

b. the holders of at least a majority in interest of the Common Stock, voting together as a separate class, shall have the right to elect one (1) member of the Board, who shall be the Chief Executive Officer of the Company and who shall initially be Brian E. Farley; and

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 1

c. the holders of at least a majority in interest of the Preferred Stock and Common Stock, voting together as a single class, on an as-if-converted-to-Common-Stock basis, shall have the right to elect one (1) member of the Board, who shall be an independent director with relevant industry experience, provided that such director is acceptable to a majority of the remaining members of the Board. Thomas V. Ressemann will serve on the Board as the director elected under this SECTION 1.1.2(c) until an independent director with relevant industry experience is chosen as his replacement. For purposes of this SECTION 1.1.2(c), a person shall be considered “independent” if such person is not (x) an officer, employee or stockholder of the Company or any of its subsidiaries, or (y) a director, officer, manager, employee, member or stockholder of any holder of Preferred Stock (other than an entrepreneur-in-residence or person performing similar duties), and in either such case such person is also not a member of the family of any person occupying any such relationship with the Company, its subsidiary or any holder of Preferred Stock.

1.1.3. After the directorships have been initially filled in accordance with SECTION 1.1.2 above, a vacancy in any directorship (i) elected by the holders of the Preferred Stock shall be filled only by the vote of the holders of the Preferred Stock as provided above, (ii) elected by the holders of the Common Stock shall be filled only by the vote of the holders of the Common Stock as provided above, and (iii) elected jointly by the holders of the Preferred Stock and the Common Stock shall be filled only by the vote of the holders of the Preferred Stock and Common Stock, voting together as a single class, on an as-if-converted-to-Common-Stock basis, as provided above. In the event that a party with the right to designate a member of the Board (a “Director Designator”) determines that the director designated by such Director Designator should be removed from office, each of the Investors agrees to vote its Shares in a manner that would (x) cause the removal of such director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken, for the purpose of removing such director, and (y) if such vacated seat is not filled by the Board pursuant to the Company’s Bylaws (after designation of a replacement by the Director Designator), install, in lieu of such person, such new person on the Board as may be designated by such Director Designator.

1.1.4. Each of the Preferred Directors shall have the right to serve on the Company’s current and future committees, including, but not limited to, its audit committee and compensation committee.

1.1.5. No Investor and no director, officer, stockholder, employee, manager, member, partner or agent of any Investor makes any representation or warranty as to the fitness or competence of the designee of any other Investor hereunder to serve on the Board (or any committee thereof) by virtue of such Investor’s execution of this Agreement or the act of such Investor designating or in voting for such designee pursuant to this Agreement.

1.1.6. Any rights to designate a member to the Board under this SECTION 1.1, any management rights letter or otherwise in the Certificate of Incorporation or other agreement with the Company, or to have a Representative attend meetings of the Board in a non-voting observer capacity under SECTION 1.3, any management rights letter or otherwise in the Certificate of Incorporation or other agreement with the Company, will be terminated and forfeited with respect to any Investor who purchased Series E Preferred in the First Closing who fails to purchase its respective Second Closing Amount (a “Non-Purchasing Investor”). In the event of such termination and forfeiture under this SECTION 1.1.6 of the rights to designate a member of the Board, each of the Investors agrees to vote its Shares in a manner that would (x) cause the removal of the director designated by such Non-Purchasing Investor, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken, for the purpose of removing such director, and (y) if such vacated seat is not filled by the Board pursuant to the Company’s Bylaws (after designation of a

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 2

replacement by the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis), install, in lieu of such person, such new person on the Board as may be designated by the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis.

1.2. Limitation. Except as set forth in this Agreement, each Investor shall retain at all times the right to vote its respective shares of the Company’s capital stock, in such Investor’s sole discretion, on all matters that are, at any time and from time to time, presented for a vote to the Company’s stockholders generally.

1.3. Board Observation Rights.

1.3.1. For so long as any shares of Series E Preferred originally issued under the Series E Stock Purchase Agreement to Covidien Group S.a.r.l. (“Covidien”) remain outstanding (appropriately adjusted to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the date hereof) and subject to the provisions of SECTION 1.1.6, the Company shall invite a representative (the “Covidien Representative”) of Covidien, who shall initially be David Neustaedter, to attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials and information that it provides to its directors (and committee members) at the same time and in the same manner as provided to such directors.

1.3.2. For so long as Split Rock is entitled to designate a member of the Board, Split Rock shall be entitled to have an additional representative (the “Split Rock Representative”) attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials and information that it provides to its directors (and committee members) at the same time and in the same manner as provided to such directors. If at any point Split Rock is no longer entitled to designate a member of the Board, Split Rock’s right to have a representative in a non-voting observer capacity shall be governed by the Management Rights Letter, dated as of November 12, 2009.

1.3.3. For so long as Life Sciences is entitled to designate a member of the Board, Life Sciences shall be entitled to have an additional representative (the “Life Sciences Representative”) attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials and information that it provides to its directors (and committee members) at the same time and in the same manner as provided to such directors. If at any point Life Sciences is no longer entitled to designate a member of the Board, Life Sciences’ right to have a representative in a non-voting observer capacity shall be governed by the Management Rights Letter, dated as of May 27, 2008.

1.3.4. For so long as Essex is entitled to designate a member of the Board, Essex shall be entitled to have an additional representative (the “Essex Representative”) attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials and information that it provides to its directors (and committee members) at the same time and in the same manner as provided to such directors. If at any point Essex is no longer entitled to designate a member of the Board, Essex’s right to have a representative in a non-voting observer capacity shall be governed by the Management Rights Letter, dated as of November 12, 2009.

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 3

1.3.5. Thomas V. Ressemann (the “Founders Representative” and, together with the Covidien Representative, the Split Rock Representative, the Life Sciences Representative and the Essex Representative, the “Representatives”) shall be entitled to attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials and information that it provides to its directors (and committee members) at the same time and in the same manner as provided to such directors. The rights of Founders Representative to attend Board meetings in a non-voting observer capacity and to receive the related materials and information under this SECTION 1.3.5 shall continue for one year from the date of this Agreement, and shall automatically renew for successive one year periods following that initial term unless the Board (including at least two (2) of the Preferred Directors) terminates such rights upon written notice to Thomas V. Ressemann not less than 30 days prior to the expiration of the initial term or then-current term of the Founders Representative rights.

1.3.6. In connection with the board observation rights granted in this SECTION 1.3, the Representatives shall agree to hold in confidence and trust all confidential or non-public information provided to them in connection with, or discussed at, any Board meetings.

1.3.7. The Company reserves the right to exclude any Representative from access to any materials, any Board meetings or Board committee meetings or portions thereof if the Board reasonably determines, upon the advice of outside counsel for the Company, that such access would (i) adversely affect the attorney-client privilege between the Company and its counsel or (ii) result in a conflict of interest on the part of the Investor represented by such Representative (such as, for the Covidien Representative, with respect to the consideration of investments by, strategic relationships with or acquisitions or mergers with, other medical device companies).

1.3.8. If a meeting of the Board is conducted via telephone or other electronic medium (i.e., videoconference), the Representatives may attend such meeting via the same medium; provided, however, that it shall be a material breach of this Agreement for anyone other than the Representatives to attend or participate in any way in such meeting, directly or indirectly, without the Company’s express prior written consent.

1.3.9. The Company will pay for the reasonable out-of-pocket expenses incurred by the Representatives, if any, when conducting the Company’s business, including attending meetings of the Board and its committees.

2. WAIVER OF RIGHT TO ABSTAIN OR BE ABSENT FROM A MEETING. Each Investor hereby expressly waives any right which such Investor would otherwise have to abstain, except as expressly provided herein, from any action taken at, or to be absent from, a duly held meeting of the Company’s stockholders related to an election of the members of the Board.

3. IRREVOCABLE PROXY.

3.1. Preferred Stock. To secure the Investors’ obligations to vote their shares of Preferred Stock in accordance with this Agreement, each Investor holding shares of Preferred Stock hereby appoints the Chief Executive Officer of the Company, from time to time, or his designees, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the shares of Preferred Stock in favor of the matters set forth in SECTION 1 (as applicable) if, and only if, such Investor fails to vote all of such Investor’s shares of Preferred Stock in accordance with the applicable provisions of SECTION 1. The proxy and power granted by each Investor pursuant to this SECTION 3.1 are coupled with an interest and are given to secure the performance of such Investor’s duties under SECTION 1. Each such proxy will be irrevocable for the term of this Agreement. The proxy, so long as any Investor is an individual, will survive the death, incompetency and disability of such Investor or any other individual holder of shares of Preferred Stock and, so long as any Investor is an entity, will survive the merger or dissolution of such Investor or any other entity holding any shares of Preferred Stock.

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 4

3.2. Common Stock. To secure the Investors’ obligations to vote their shares of Common Stock in accordance with this Agreement, each Investor holding shares of Common Stock hereby appoints the Company’s Chief Executive Officer, from time to time, or his or her designees, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the shares of Common Stock in favor of the matters set forth in SECTION 1 (as applicable) if, and only if, such Investor fails to vote all of such Investor’s shares of Common Stock in accordance with the applicable provisions of SECTION 1. The proxy and power granted by each Investor pursuant to this SECTION 3.2 are coupled with an interest and are given to secure the performance of such Investor’s duties under SECTION 1. Each such proxy will be irrevocable for the term hereof. The proxy, so long as any Investor is an individual, will survive the death, incompetency and disability of such Investor or any other individual holder of shares of Common Stock and, so long as any Investor is an entity, will survive the merger or dissolution of such Investor or any other entity holding any shares of Common Stock.

4. DRAG-ALONG RIGHTS.

4.1. If the Investors holding at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis (the “Proposing Stockholders”) shall approve a Significant Transaction, the Proposing Stockholders shall have the right and option to require each Investor, and each Investor hereby agrees, (a) to consent to, vote for, or otherwise not dissent to the approval of such Significant Transaction in any stockholder action to be taken with respect to the Significant Transaction (and shall not seek appraisal rights in connection with any such Significant Transaction), and (b) to take any and all action and do and perform any and all acts and things deemed necessary or desirable to effect the Significant Transaction on the same per share terms and conditions applicable to all other holders of such class or series of stock, including by executing the applicable definitive transaction documents for such Significant Transaction. Promptly, but in any event within ten days after the Proposing Stockholders approve of a Significant Transaction, the Company shall give each Investor notice (“Significant Transaction Notice”), setting forth among other things, the price and other terms and conditions of the Significant Transaction. The Company agrees to promptly notify the Investors of any definitive offer by a third party to consummate or otherwise enter into a Significant Transaction that is approved by the Proposing Stockholders, and to provide promptly to the Investors copies of any and all draft documents and agreements (including term sheets or memoranda of understanding with respect thereto) that the Company shall prepare or receive from such third party.

4.2. If the Proposing Stockholders shall propose that the Company’s stockholders sell to any party, in a single transaction or related series of transactions, such number of shares of the Company’s capital stock as equals or exceeds 90% of the shares of capital stock (the “Drag-Along Shares”) of the Company (a “Stock Offer”), then the Proposing Stockholders shall have the right and option to require each Investor, and each Investor hereby agrees to sell up to his, her or its Drag-Along Pro Rata Portion of their respective Drag-Along Shares to the prospective third party pursuant to the terms and conditions of the Stock Offer. Such right and option of the Proposing Stockholders to require the Investors to sell up to their respective Drag-Along Pro Rata Portion of Drag-Along Shares shall be exercisable as follows:

4.2.1. Promptly, but in any event within ten days after the acceptance by the Proposing Stockholders, the Proposing Stockholders shall deliver notice to each other Investor of acceptance of such Stock Offer (a “Drag-Along Notice”), stating the total number of Drag-Along Shares to be sold under the Stock Offer and the number of shares that each Investor shall be required to sell in the transaction contemplated thereby, which number shall not exceed any such Investor’s Drag-Along Pro Rata Portion of the number of shares to be sold in the transaction contemplated by the Stock Offer. The Drag-Along Notice shall identify the price per share for the Drag-Along Shares and such other terms and conditions of the Stock Offer and the address for delivery of the Drag-Along Shares.

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 5

4.2.2. Each Investor shall promptly, but in any event within ten days after receipt of the definitive agreement to be executed by it, deliver to the Proposing Stockholders: (A) two executed copies of the definitive stock purchase agreement (the “Stock Agreement”), and (B) certificate(s) evidencing the Drag-Along Shares required to be sold to the prospective purchaser, duly and properly endorsed for transfer.

4.2.3. The certificates delivered to the Proposing Stockholders pursuant to SECTION 4.2.2 shall be transferred to the prospective purchaser in connection with the consummation of the sale pursuant to the terms and conditions set forth in the Stock Agreement, and as soon as practicable upon consummation of such transaction, the Proposing Stockholders shall remit to each Investor that portion of the sale proceeds that it is entitled to receive by reason of its participation in such sale.

4.3. Subject in each case to SECTION 4.4 below, upon the consummation of any transaction pursuant to this SECTION 4 (a “Transaction”), (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a liquidation of the Company in accordance with the Certificate of Incorporation as in effect immediately prior to the Transaction. For purposes of clarification, no holder of a class or series of the Company’s stock will be considered to have received a different form or amount of consideration than that received by another holder of the same class or series of stock in violation of this SECTION 4.3 solely because the holder receives cash in lieu of securities in accordance with SECTION 4.4.

4.4. If the consideration to be paid in any Transaction includes any securities that are, by the terms of the Transaction, to be issued solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, then the parties to the Transaction may cause to be paid to any participating Investor who is not an “accredited investor” in lieu thereof, an amount in cash equal to the fair value (as determined in good faith by the Board of the Company) of the securities which such Investor would otherwise receive in such Transaction.

4.5. “Significant Transaction” shall mean any: (i) sale, lease, transfer, license or other disposition of all or substantially all of the value of the assets of the Company, or (ii) merger or consolidation of the Company with or into any other entity, or any acquisition of the Company by any similar transaction.

4.6. “Drag-Along Pro Rata Portion” means the product of (a) the number of Drag-Along Shares sought to be acquired by a prospective purchaser multiplied by (b) a fraction, the numerator of which is the number of Drag-Along Shares then held by an Investor (on an as-if-converted-to-Common-Stock basis), and the denominator of which is the number of Drag-Along Shares then held by all of the Company’s stockholders (on an as-if-converted-to-Common-Stock basis).

5. LIMITATIONS ON TRANSFER. No Investor shall sell, transfer, assign, distribute or otherwise dispose of such Investor’s Shares to any person or entity, other than to the Company, unless and until such person or entity shall agree in writing to take such Shares subject to, and shall accept and agree to be bound in writing by, the terms and conditions of this Agreement by executing and delivering an Adoption

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 6

Agreement in substantially the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be an Investor for purposes of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this SECTION 5. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in SECTION 6.

6. LEGEND. The Company agrees that each certificate evidencing the Shares subject to this Agreement and each certificate issued in exchange for or upon the transfer of any such shares shall, during the term of this Agreement, be endorsed with a legend in substantially the following form or to the following effect:

THE SHARES EVIDENCED BY THIS CERTIFICATE AND ANY TRANSFER THEREOF ARE SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED VOTING AGREEMENT BETWEEN THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS (INCLUDING THE HOLDER OF THIS CERTIFICATE), AS MAY BE AMENDED FROM TIME TO TIME. SUCH AGREEMENT CONTAINS CERTAIN RESTRICTIONS ON VOTING AND TRANSFER OF THE SHARES. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY UPON REQUEST AND WITHOUT CHARGE.

7. EFFECTIVENESS; TERMINATION. The provisions of this Agreement shall be effective immediately upon execution of this Agreement, and shall terminate upon the earliest of:

a. the closing date of a Qualified Public Offering (as defined in the Company’s Certificate of Incorporation);

b. the conversion of all shares of Preferred Stock into Common Stock; or

c. the mutual written agreement of the Company, the holders of at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis (provided, that each of Split Rock, Life Sciences and Essex must consent to the termination if they have the right to designate a director under SECTION 1.1.2(a) immediately prior to the time of termination and Covidien must consent to the termination if it has the right to designate a Representative under SECTION 1.3 immediately prior to the time of termination) and the holders of at least a majority in interest of the Common Stock subject to this Agreement voting as a separate class.

8. “MARKET STAND-OFF” AGREEMENT. Each Investor hereby agrees that, following the effective date of the initial registration of the Company’s securities under the Securities Act, for the period of time and to the extent reasonably requested by the underwriter(s) and the Company, such Investor shall not sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by such Investor, directly or indirectly, except securities covered by the registration statement and transfers to donees who agree to be similarly bound; provided however, that (i) the executive officers and directors of the Company, as well as each holder of at least 1% of the Company’s Common Stock (including all shares of Common Stock issuable upon conversion or exercise of convertible securities, options or warrants), shall have agreed to be bound by substantially the same terms and conditions, (ii) the time period requested for such market stand-off shall not exceed 180 days (unless the Company’s underwriters request an extension of such period in order to comply with the rules of any securities exchange on which the Company’s Common Stock is proposed to be listed, but in no event shall such extension exceed thirty four (34) days)

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 7

and (iii) the restriction shall not apply to a registration relating solely to employee, consultant or advisor benefit plans on Form S-1 or Form S-8 (or similar forms promulgated after the date hereof) or a registration relating solely to a transaction pursuant to Rule 145 promulgated under the Securities Act on Form S-4 (or similar forms promulgated after the date hereof). The Company may impose stop transfer instructions during such stand-off period with respect to the securities of each Investor subject to this restriction if necessary to enforce such restrictions. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the initial registration of the Company’s securities that are consistent with this SECTION 8 or that are necessary to give further effect thereto. To the extent the Company releases any security holder from the restrictions described in this SECTION 8 (or other similar restrictions), the Company will proportionately release the Investors from the restrictions described in this SECTION 8. For the avoidance of doubt, the parties expressly agree that this SECTION 8 shall survive termination of this Agreement pursuant to SECTION 7 (unless otherwise agreed by the requisite parties as part of a termination under SECTION 7(c)).

9. REMEDIES; SPECIFIC PERFORMANCE. Each Party hereto understands and agrees that a breach of the terms and conditions of this Agreement will cause the other Parties irreparable harm which cannot be reasonably or adequately compensated by receipt of money damages at law, and that any Party or Parties may, in their sole discretion, apply to any court of law or equity or competent jurisdiction for specific enforcement, injunctive relief and/or other equitable remedies to prevent or remedy a breach of this Agreement or any part hereof. All rights and remedies herein provided are cumulative and not exclusive of any remedy provided by law or by equity.

10. DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach of default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under the Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11. ADDITIONAL PARTIES. In the event that after the date of this Agreement, the Company enters into an agreement with any person or entity to issue shares of capital stock to such person or entity, then, the Company shall require such person or entity, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in substantially the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as an Investor and thereafter such person or entity shall be deemed an Investor for all purposes under this Agreement.

12. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties or their respective heirs, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13. WAIVERS, AMENDMENTS AND APPROVALS. Any term or provision of this Agreement requiring performance by or binding upon the Company or the Investors may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and by the Investors holding at least a majority in interest of the Preferred Stock, voting together as a single class on an as-if-converted-to-Common-Stock basis; provided, that each of Split Rock, Life Sciences and Essex must consent to any

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 8

waiver or amendment of SECTION 1.1.2(a) if they have the right to designate a director under SECTION 1.1.2(a) immediately prior to the time of waiver or amendment and Covidien, Split Rock, Life Sciences and Essex must consent to any waiver or amendment of SECTIONS 1.3.1, 1.3.2, 1.3.3 or 1.3.4 if such Investor has the right to designate a Representative under the applicable SECTION immediately prior to the time of waiver or amendment; provided further that Covidien and the Investors holding at least a majority in interest of the Preferred Stock that is not held by Covidien or any Affiliate or assignees of Covidien must consent to any waiver or amendment of SECTION 1.1.6. Notwithstanding the foregoing, in no event shall any provision hereof be amended, modified, supplemented, or waived in a manner that adversely affects any holder(s) of Preferred Stock, in a manner different from the other holder(s) of Preferred Stock without the prior written consent of the holder(s) of Preferred Stock so affected. No holder of Preferred Stock shall be deemed to be adversely affected in a manner different from another holder of Preferred Stock solely because of the number of shares held by such holder of Preferred Stock. Any amendment or waiver effected in accordance with this SECTION 13 shall be binding upon the Investors (and all permitted assigns pursuant to SECTION 12). Written notice of any such waiver, consent or agreement of amendment, modification or supplement shall be given to the Investors who have not previously consented thereto in writing. Notwithstanding the foregoing, any Party to this Agreement may waive any of its rights hereunder without the consent of any other Party.

14. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or mailed first-class postage prepaid, registered or certified mail, or dispatched by recognized delivery service or via facsimile, as follows:

to an Investor, at the address set forth on Schedule 1, as the same may be amended from time to time;

with a copy (which shall not constitute notice to an Investor) to:

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 S. Seventh Street

Minneapolis, MN 55402-3901

Attn: W. Morgan Burns

Tel: (612) 766-7136

Fax: (612) 766-1600

and a copy (which shall not constitute notice to an Investor) to:

OBER|KALER

Attorneys at Law

120 East Baltimore Street

Baltimore, Maryland 21202

Attn: Kevin M. Robertson

Tel: (410) 347-7302

Fax: (443) 263-7502

and a copy (which shall not constitute notice to an Investor) to:

K&L GATES LLP

70 W. Madison St., Ste. 3100

Chicago, IL 60602-4207

Attn: Bruce A. Zivian

Tel: (312) 807-4434

Fax: (312) 827-7074

and a copy (which shall not constitute notice to an Investor) to:

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 9

ROPES & GRAY LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attn: Patrick O’Brien

Tel: (617) 951-7527

Fax: (617) 235-0392

to the Company, to:

ENTELLUS MEDICAL, INC.

6705 Wedgwood Ct. North

Maple Grove, MN 55311

Attn: Brian E. Farley, CEO

Tel: (763) 463-1595

Fax: (763) 463-1599

with a copy (which shall not constitute notice to the Company) to:

OPPENHEIMER WOLFF & DONNELLY LLP

45 S. Seventh Street, Suite 3300

Minneapolis, MN 55402-1609

Attn: D. William Kaufman

Tel: (612) 607-7485

Fax: (612) 607-7100

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail delivery service or facsimile, when received. Any Party may change its address for such communications by giving notice thereof to the other Parties in conformity with this Section.

15. SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

16. ATTORNEYS’ FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing Party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing Party shall be the Party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A Party not entitled to recover its costs shall not be entitled to recover attorneys’ fees.

17. ENTIRE AGREEMENT. This Agreement, the schedules hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto, including without limitation the Term Sheet for Series E Preferred Stock Financing of Entellus Medical, Inc., dated as of June 29, 2011, by and between Tyco Healthcare Group, LP d/b/a Covidien and the Company. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 10

18. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of laws principles.

19. VENUE. Each of the Parties hereby consents to the exclusive jurisdiction of the Federal and state courts located in Hennepin and Ramsey Counties in Minnesota (and of the appropriate appellate courts therefrom) in any suit, action or proceeding arising out of, or relating to, this Agreement or the breach, termination, invalidity or performance thereof. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION 14. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

20. COUNTERPARTS. This Agreement may be executed by facsimile signature and concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. A reference in this Agreement to any section shall include a reference to every section the number of which begins with the number of the section to which reference is specifically made (e.g., a reference to SECTION 1 shall include a reference to SECTION 1.1 through SECTION 1.3 inclusive). The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. A reference to a section means a section of this Agreement, unless the context expressly otherwise requires.

22. AGGREGATION OF STOCK. All shares of Preferred Stock or Common Stock held or acquired by entities or persons controlled by, or under common control with, an Investor shall be aggregated together for purposes of determining the availability of rights under this Agreement.

23. CERTAIN DEFINITIONS. Certain capitalized terms used herein without definition have the meanings specified in that certain Series E Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the investors named therein (the “Series E Stock Purchase Agreement”).

24. PRIOR AGREEMENT. That certain Fourth Amended and Restated Voting Agreement, dated as of November 12, 2009, by and among the Company and the investors named therein is hereby terminated and superseded in its entirety by this Agreement.

[Remainder of page left blank intentionally – signature page follows]

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Page 11

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.

COMPANY:	ENTELLUS MEDICAL, INC.

	By:	/s/ Brian E. Farley
Brian E. Farley Chief Executive Officer

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	SPLIT ROCK PARTNERS, LP By: Split Rock Partners Management, LLC Its: General Partner

	By:	/s/ Joshua Baltzell
	Name:	Joshua Baltzell
	Its:	Managing Director

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	INTERNATIONAL LIFE SCIENCES FUND III (LP1), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III (LP2), L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III CO-INVESTMENT, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

INTERNATIONAL LIFE SCIENCES FUND III STRATEGIC PARTNERS, L.P. By: International Life Sciences Fund III (GP), L.P. Its: sole General Partner By: ILSF III, LLC Its: sole General Partner

	By:	/s/ Denise W. Marks
	Name:	DENISE W. MARKS
	Its:	ILSF III LLC, MEMBER

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	SV LIFE SCIENCES FUND IV, L.P. By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV LLC, Member

SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P., By: SV Life Sciences Fund IV (GP), L.P., its sole General Partner, By: SVLSF IV, LLC, its sole General Partner

	By:	/s/ Denise W. Marks
	Name:	Denise W. Marks
	Its:	SVLSF IV, LLC, Member

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	INTERNATIONAL BIOTECHNOLOGY TRUST PLC

	By:	/s/ Nick Coleman
	Name:	Nick Coleman
	Its:	Authorized Signatory

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	GREENSPRING GLOBAL PARTNERS III, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-A, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING GLOBAL PARTNERS III-B, L.P. By: Greenspring General Partner III, L.P. By: Greenspring GP III, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING HEALTHCARE I, L.P. By: Greenspring GP (Healthcare), L.P. By: Greenspring GP (Healthcare), LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

GREENSPRING CROSSOVER VENTURES I, L.P. By: Greenspring Crossover I GP, L.P. By: Greenspring Crossover I GP, LLC

	By:	/s/ Eric Thompson
Name: Eric Thompson
Title: Chief Financial Officer

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-A, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES FUND VIII-B, L.P. By: ESSEX WOODLANDS HEALTH VENTURES VIII, L.P. Its General Partner By: ESSEX WOODLANDS HEALTH VENTURES VIII, LLC Its General Partner

	By:	/s/ Guido Neels
	Name:	Guido Neels
	Title:	Manager

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

INVESTORS:	COVIDIEN GROUP S.A.R.L.

/s/ Michelangelo F. Stefani
	By:	Michelangelo F. Stefani
	Its:	General Manager

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Signature Page

SCHEDULE 1

INVESTORS

Thomas V. Ressemann	Peter T. Keith
2009 25th Street South	37574 Dew Drop Road
Saint Cloud, MN56301	Lanesboro, MN 55949
Tel: (320) 251-7064	Tel: (507) 467-2277

Theodore O. Truitt	Fred B. Dinger, III
2433 Tiffany Court	332 Box Oak
Saint Cloud, MN 56301	San Antonio, TX 78230
Tel: (320) 229-9953	Tel: (210) 316-7739

Brian E. Farley	Thomas. Griffin
1534 Kathy Lane	9500 Yukon Avenue South
Los Altos, CA94024	Bloomington, MN 55438
Tel: (408) 489-7682	Tel: (952) 943-2324

Split Rock Partners, LP
10400 Viking Drive, Suite 550	Greenspring Global Partners III, L.P. (f/k/a Montagu
Eden Prairie, MN 55344	Newhall Global Partners III, L.P.)
Attention: Lisa Corbin	Greenspring Global Partners III-A, L.P. (f/k/a Montagu
Tel: (952) 995-7474	Newhall Global Partners III-A, L.P.)
Fax: (952) 995-7475	Greenspring Global Partners III-B, L.P. (f/k/a Montagu
Newhall Global Partners III-B, L.P.)
International Biotechnology Trust Plc	Greenspring Crossover Ventures I, L.P. (f/k/a Montagu
55 Moorgate	Newhall Crossover Ventures I, L.P.)
London	Greenspring Healthcare I, L.P. (f/k/a Montagu Newhall
EC2R 6PA	Healthcare I, L.P.)
UK	100 Painters Mill Road, Suite 700
Attention: Nick Coleman	Owings Mills, MD
Tel: +44 20 7421 7053	Attn. Eric Thompson
Fax: +44 20 7421 7077	Tel: (410) 363-2725
Fax: (410) 363-9075
Essex Woodlands Health Ventures Fund VIII, L.P.
Essex Woodlands Health Ventures Fund VIII-A, L.P.	International Life Sciences Fund III (LP1) L.P.
Essex Woodlands Health Ventures Fund VIII-B, L.P.	International Life Sciences Fund III (LP2) L.P.
335 Bryant Street	International Life Sciences Fund III Co-Investment, L.P.
3rd Floor	International Life Sciences Fund III Strategic Partners L.P.
Palo Alto, CA 94301	SV Life Sciences Fund IV, L.P.
Attention: Guido Neels	SV Life Sciences Fund IV Strategic Partners L.P.
Tel: (650) 543-1555	One Boston Place
Fax: (650) 327-9755	201 Washington Street
Suite 3900
Covidien Group S.a.r.l.	Boston, MA 02108
3b, bd Prince Henri	Attn. Denise Marks
Luxembourg L-1724 Luxembourg	Tel: (617) 367-8100
Attn: General Manager	Fax: (617) 367-1590

With a copy to:

Covidien
15 Hampshire Street
Mansfield, MA 02048
Attn: Chief Mergers & Acquisitions Counsel

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Schedule 1

INVESTORS BY VIRTUE OF EXERCISING GLOBAL ADOPTION OR ADOPTION AGREEMENT

Alyssa Winters	Matt Higgins
Amy Smith	Michael Baker
Brian Farley	Mona Mahlum
Chad Harris	Paul Lesch
Dave Wietecha	Paul Unglaub
Dick Cassidy	Paul Vajgrt
Dr. Douglas Liepert	Randel Richner
Dr. James Atkins	Ronald W. Weaver, Jr.
Dr. James Duncavage	Sangeeta Sahni
Dr. Jeffrey Cutler	Steve Paidosh
Gretchen Hinchley	Steve Sathre
Ivy Hayden	Thomas Griffin
Jeff Grebner	Tim Petrick
Joel Munsinger	Tony Hanson
John Drontle	Tricia Haydon
Kelly Reinking	Tricia Thomas
Kevin Crouch	Troy Svihl
Margaret Boiano	Vivian Milner

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Schedule 1

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is made and entered into as of             , 20     , by the undersigned (the “Holder”) pursuant to the terms of that certain Fifth Amended and Restated Voting Agreement, dated as of [•], 2011 (the “Agreement”), by and among the Company and certain Investors, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1. ACKNOWLEDGEMENT. Holder acknowledges that Holder currently holds or is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), and after execution of this Adoption Agreement, Holder shall be considered an “Investor” for all purposes of the Agreement.

2. AGREEMENT. Holder hereby (a) agrees that any shares of capital stock currently held by Holder or acquired by Holder after the date of this Adoption Agreement, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder was originally a party thereto.

3. NOTICE. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

IN WITNESS WHEREOF, this Adoption Agreement is hereby executed as of the date first written above.

HOLDER:	ACCEPTED AND AGREED:

By:	ENTELLUS MEDICAL, INC.
Name and Title of Signatory

Address:	By:

Title:

Entellus Medical, Inc.: Fifth Amended and Restated Voting Agreement	Exhibit A